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                                                                                                        Exhibit 12.1
                                                                                                        12/2/2004
                              GEORGIA POWER COMPANY
                              ---------------------
              Computation of ratio of earnings to fixed charges for
                     the five years ended December 31, 2003
                     and the year to date September 30, 2004

                                                                                                                          Nine
                                                                                                                         Months
                                                                                                                         Ended
                                                                                    Year ended December 31,          September 30,
                                                              ---------------------------------------------------------------------
                                                                1999        2000        2001         2002         2003       2004
                                                                ----        ----        ----         ----         ----      ----
                                                              ----------------------------------Thousands of Dollars---------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
Earnings before income taxes                              $  896,272   $  921,857  $  976,319  $  977,583  $  998,324  $ 933,183
Interest expense, net of amounts capitalized                 196,953      211,409     185,231     169,417     184,138    168,666
Distributions on mandatorily redeemable preferred securities  65,774       59,104      59,104      62,553      59,675     15,839
AFUDC - Debt funds                                            12,429       23,396      13,574       8,405       5,415      5,613
  #REF!                                                   ----------   ----------  ----------  ----------  ----------  ----------

Earnings as defined                                       $1,171,428   $1,215,766  $1,234,228  $1,217,958  $1,247,552  $1,123,301
                                                          ==========   ==========  ==========  ==========  ==========  ==========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
Interest on long-term debt                               $   164,375   $  171,994  $  162,546  $  138,850  $  158,587   $  124,040
Interest on affiliated loans                                       0            0      12,389       9,793       3,194       31,232
Interest on interim obligations                               19,787       28,262      12,692       3,074           0            0
Amort of debt disc, premium and expense, net                  15,127       14,257      15,106      16,108      15,598       11,617
Other interest charges                                        10,093       20,292      (3,928)      9,995      12,174        7,390
Distributions on mandatorily redeemable preferred securities  65,774       59,104      59,104      62,553      59,675        15,839
#REF!                                                    -----------   ----------  ----------  ----------  ----------   -----------
Fixed charges as defined                                 $   275,156   $  293,909  $  257,909  $  240,373  $  249,228   $  190,118
                                                         ===========   ==========   =========== ==========  ==========   ===========



RATIO OF EARNINGS TO FIXED CHARGES                              4.26         4.14        4.79        5.07        5.01        5.91
                                                               =====        =====       =====       =====       =====        ====
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